UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

           Date of report (Date of Earliest Event Reported: (01-20-00)

                      GENERAL MOTORS ACCEPTANCE CORPORATION

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               (Exact name of registrant specified in its charter)

                                    Delaware

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         (State or other jurisdiction of incorporation or organization)

              1-3754                               38-0572512
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     (Commission File No.)            (I.R.S. Employer Identification No.)

               3044 West Grand Boulevard, Detroit, Michigan 48202

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                                  313-556-1508

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              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS


                 GMAC 1999 AND FOURTH QUARTER 1999 EARNINGS SUMMARY

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         GMAC (General Motors Acceptance  Corporation)  earned consolidated net income of $1,527  million,  up 15% from the $1,325 million earned in 1998.
These earnings represent a record for GMAC, and 1999 is the fifth straight year of increased earnings.

         In 1999, net income from automotive financing operations totaled $1,057 million, up 7% from the $984 million earned last year. Earnings were higher due primarily to increased financing volumes and reduced credit losses, partially offset by a higher effective tax rate in 1999.

         GMAC Insurance Holdings, Inc. generated net income of $210 million in 1999, down 7% from $226 million earned in 1998, largely reflecting pricing pressure in the personal lines insurance business.

         GMAC Mortgage Group, Inc. earned a record $260 million in 1999, up 126% from the $115 million earned last year. The strong year-over-year performance reflects improvement across all sectors and unusually low earnings in 1998 largely due to reduced mortgage asset values from higher prepayment levels.

         Fourth quarter 1999 consolidated results totaled $352 million, up 18% from the $298 million earned in the final quarter of 1998. For the quarter, net income from automotive financing operations totaled $267 million, up 33% from $200 million earned a year ago. Earnings were higher due to increased financing volumes and reduced credit losses.

         GMAC Insurance Holdings, Inc. generated net income of $40 million in the fourth quarter of 1999, virtually unchanged from the $38 million earned in the same period last year.

         GMAC Mortgage Group, Inc. earned $45 million in the fourth quarter, down 25% from the $60 million earned in the fourth quarter of 1998. Earnings were lower due primarily to lower securitization volume in the fourth quarter of 1999.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.

                                         GENERAL MOTORS ACCEPTANCE CORPORATION

                                         -------------------------------------
                                                      (Registrant)




Dated:   January 20, 2000           By

                                          s/  Gerald E. Gross

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                                          Gerald E. Gross, Comptroller